Exhibit 3.1

SECOND AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

WENTWORTH ENERGY, INC.

TO THE SECRETARY OF STATE

STATE OF OKLAHOMA:

We, the undersigned, whose names and addresses are shown below, being a person legally competent to amend the Certificate of Incorporation pursuant to the provisions of the "Oklahoma General Corporation Act" of the State of Oklahoma, do hereby execute and submit the following Second Amendment to the Certificate of Incorporation of Wentworth Energy, Inc. which was originally incorporated on October 31, 2000 as Avondale Capital I Corp. and amended on February 28, 2005:

1.  The Article number 5 is amended in its entirety to read:

"5.  The aggregate number of shares which the Corporation shall have the authority to allot is 100,000,000 of which 98,000,000 shares shall be common stock of a par value of $0.001 each, amounting to an aggregate of $98,000.00 and of which 2,000,000 shares shall be preferred stock with a par value of $0.001 each, amounting to an aggregate of $2,000.00.

"The Board of Directors is authorized to issue the capital stock in one or more classes or one or more series of stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, shall be stated and expressed in the resolution or resolutions providing for the use issue of such stock adopted by the Board of Directors."

Such amendment of the Certificate was proposed and adopted by resolutions of the Shareholders and the Directors of the Corporation on June 15, 2006 pursuant to the provisions of Title 18, Section 1077 of the Oklahoma Statutes.  We do hereby certify that all other provisions of the Certificate of Incorporation as filed with the Oklahoma Secretary of State on October 31, 2000 and amended on February 28, 2005, subject to this Second Amendment, remain in full force and effect.

IN WITNESS WHEREOF, this Corporation has caused this certificate to be signed by its President and attested by its Secretary this 15th day of June, 2006.

WENTWORTH ENERGY, INC.,

an Oklahoma Corporation

By:

/s/Gordon McDougall

Gordon McDougall

President

ATTEST:

By:

/s/ John Punzo

John Punzo

Secretary